Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Extends $25.0 Million Revolver

Englewood, CO - March 27, 2013 - Westmoreland Coal Company (NasdaqGM:WLB) today announced that Westmoreland Mining, LLC (“WML”), its wholly owned subsidiary, has successfully amended its Amended and Restated Credit Agreement dated June 26, 2008 (the “Credit Agreement”).  The amendment modifies the termination date of the Credit Agreement and extends the $25.0 million revolver through December 31, 2017. All other provisions of the Credit Agreement remain substantially unchanged.

“We have had a strong long-term partnership with PNC Bank, and are gratified by their continued trust in our management team and our WML operations,” said Kevin Paprzycki, Chief Financial Officer and Treasurer. “This extension represents an important source of committed liquidity and financial flexibility for Westmoreland Coal.”

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company's coal operations include sub-bituminous coal mining in the Powder River Basin in Montana and Wyoming, and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

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Contact: Kevin Paprzycki (855) 922-6463